Exhibit 99

General Mills Announces Retirement of Ken Powell as Chairman of the Board and the Election of
Jeffrey Harmening as the New Chairman

MINNEAPOLIS (November 8, 2017) – General Mills (NYSE: GIS) today announced that Ken Powell will be retiring as Chairman of the Board effective the end of the year. The company’s Board of Directors has elected Chief Executive Officer Jeffrey Harmening to serve as Chairman of the Board upon Powell’s retirement effective January 1, 2018. Harmening will continue to serve as the company’s Chief Executive Officer.

“Today’s announcement concludes a long and thoughtful process of leadership transition by the board of directors,” said Kerry Clark, Independent Lead Director of the General Mills Board. “We are very supportive of Jeff’s leadership efforts on behalf of the company since his appointment as CEO.”

Harmening became Chief Executive Officer June 1, 2017, when Powell stepped down from the role. At the time, it was expected that Powell would serve as the company’s Chairman for a transition period until his retirement.

Powell added, “Jeff is leading the company through significant changes with a steady and thoughtful hand, and it is exciting to see the speed in which the teams are responding.”

The company recently restructured to move to one global leadership team with four business segments reporting directly to the CEO, and has made significant moves to globalize functions.

“I would like to thank Ken for his support through this transition period and for the leadership legacy that he has left for us,” said Harmening. “We all wish him the very best on his retirement.”

About General Mills
General Mills is a leading global food company that serves the world by making food people love. Its brands include Cheerios, Annie’s, Yoplait, Nature Valley, Fiber One, Häagen-Dazs, Betty Crocker, Pillsbury, Old El Paso, Wanchai Ferry, Yoki and more. Headquartered in Minneapolis, Minnesota, USA, General Mills generated fiscal 2017 consolidated net sales of US $15.6 billion, as well as another US $1.0 billion from its proportionate share of joint-venture net sales.

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Analysts:
Jeff Siemon, 763-764-2301

Media:
763-764-6364 or media.line@genmills.com